Exhibit 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Beth Drummey
Marketing & Corporate Communications Manager
Bank of Marin
415-763-4529 | bethdrummey@bankofmarin.com

Russell A. Colombo Announces Retirement as Chief Executive Officer;
Bank of Marin Names Tim Myers President and CEO

NOVATO, CA – September 24, 2021 – Russell A. Colombo, Chief Executive Officer of Bank of Marin and Bank of Marin Bancorp, has formally announced his retirement, effective October 31, 2021. The Board of Directors of Bank of Marin Bancorp (“Bancorp”) (Nasdaq: BMRC), parent company of Bank of Marin (the “Bank”), named Tim Myers, age 51, currently President and Chief Operating Officer as his successor. Tim Myers will assume the role of CEO on November 1, 2021. Mr. Colombo will remain on the Boards of Bancorp and the Bank; Mr. Myers will join both Boards.

“Russ Colombo provided exceptional leadership throughout his 15 years as CEO, growing the Bank’s assets from $877 million to over $4 billion, and the market cap from $177 million to $596 million,” said Brian Sobel, Chairman of the Board of Bank of Marin Bancorp. “With Russ at the helm, we benefited from both organic growth and 4 strategic acquisitions, expanding our footprint from 2 counties to 10, and increasing our branch network from 9 locations in 2006 to 31 this year. The Board would also like to extend our sincere appreciation for his selflessness in delaying his retirement to ensure management stability during the pandemic.”

Mr. Sobel continued, “We are pleased that Tim Myers will be stepping in to succeed Russ as Bank of Marin’s next CEO. Tim understands and embodies the mission, culture and values that have helped drive Bank of Marin to more than 30 years of growth and expansion. My fellow directors and I are confident he is well suited to lead the Bank in delivering strong performance for all of our stakeholders.”

Mr. Myers’ 25-year career in financial services includes experience in small business, middle market and corporate banking primarily in the San Francisco Bay Area. He joined Bank of Marin in April 2007 to start the San Francisco Commercial Banking Office. Within 6 years, in 2013, Mr. Myers was named Senior Vice President, Head of Commercial Banking and in 2015, he assumed the title of Executive Vice President. He was named Chief Operating Officer in June 2020 and was promoted to President in May 2021.

“I couldn’t be more delighted that Tim has been named my successor,” said Mr. Colombo. “Consistent leadership is more important than ever and Tim has been an indispensable member of the management team at Bank of Marin for many years. Most recently, he has proven his ability to lead in an ever-changing environment. Tim brings a wealth of institutional knowledge, and a strong commitment to the culture that has helped make the Bank successful. That experience, along with a deep understanding of our customers, will be an invaluable resource as he drives Bank of Marin to continued growth and positive results.”

Mr. Myers commented, “I am honored to be appointed CEO of this outstanding bank and look forward to leading such a committed and talented team of bankers. Together, we will maintain the Bank’s unique culture and build upon its proud history as we work to deliver sustainable growth in the years ahead.”

Mr. Myers earned his Bachelor of Arts degree from Willamette University and a Master’s in International Policy Studies from Middlebury Institute of International Studies at Monterey (formerly Monterey Institute of International Studies). He also earned a graduate certificate from the Pacific Coast Banking School. He has served as Chairman of the Board of Edgewood Center for Children and Families and is currently on the Board of Directors of Side by Side.

About Bank of Marin

Founded in 1990 and headquartered in Novato, Bank of Marin is a leading business and community bank in Northern California and the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). Bank of Marin’s combined pro-forma assets, as of the August 6, 2021 American River Bankshares merger, totaled approximately $4.0 billion. Bank of Marin has 31 branches and 8 commercial banking offices located across 10 counties, providing commercial banking, personal banking, specialty lending and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin is frequently recognized as one of the “Top Corporate Philanthropists" by the San Francisco Business Times and “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current expectations and involve a number of assumptions. Such forward-looking statements may contain words related to future projections including, but not limited to, words such as “believe,” “expect,” “anticipate,” “intend,” “may,” “will,” “should,” “could,” “would,” and variations of those words and similar words that are subject to risks, uncertainties and other factors that could cause actual results to differ significantly from those projected. BMRC intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. BMRC’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material effect on the operations and future prospects of BMRC, include but are not limited to: the transition of leadership at Chief Executive Officer may not go as planned or expected; BMRC’s acquisition integration of the recently completed American River Bankshares merger may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the acquisition may not be fully realized or realized within the expected time frame; revenues following the merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the acquisition; changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the companies’ respective market areas; their implementation of new technologies; their ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines, and other risk factors detailed from time to time in filings made by BMRC with the SEC. BMRC undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.